FOR IMMEDIATE RELEASE

CONTACT:    Dennis L. Nemec
            Executive Vice President
            Chief Financial Officer
            (419) 373-6462


                     MID AM, INC. REPORTS
          SECOND QUARTER EARNINGS PER SHARE UP 25%

     July 13, 1998 (Bowling Green, Ohio, NASDAQ: MIAM) Mid Am, Inc. today announced net income of $8.45 million for the second quarter of 1998, an increase of $1.29 million or 18.0% from the $7.16 million earned the second quarter of 1997. Earnings per share were $.36 ($.35 diluted), compared to $.30 ($.28 diluted) for the same period in the prior year. Diluted earnings per share for the second quarter of 1998 represent a 25% increase over diluted earnings per share for the second quarter of 1997. Second quarter earnings represent a return on total shareholders' equity of 20.92% and a return on average assets of 1.50%. This compares to ratios of 15.57% and 1.33%, respectively, in the second quarter of 1997.

     The Company's earnings for the second quarter of 1998 reflect a favorable legal settlement of $1.48 million (pre-tax). Excluding this one-time settlement, the Company's second quarter 1998 core earnings were $7.03 million, which represents a return on total shareholders' equity of 17.47% and a return on average assets of 1.25%.

     Core earnings for the six months ended June 30, 1998 were $14.47 million (excluding the favorable legal settlement), an 8.7% increase from the $13.31 million core earnings reported for the same period of the prior year (excluding the net gain related to the sale of various branch offices and related charges in February 1997). Return on total shareholders' equity relating to core earnings was 17.67%, while return on average assets was 1.30% for the six months ended June 30, 1998. This compares to ratios based on core earnings of 14.39% and 1.24%, respectively, in the first half of 1997.

     Including non-recurring items for all comparable periods, total net income for the six months ended June 30, 1998 was $15.89 million, a decrease of $841 thousand from the $16.73 million earned in the same period of 1997. Earnings per share for the first half of 1998 were $.67 ($.66 diluted), compared to $.69 ($.65 diluted) for the same period in the prior year.
Return on total shareholders' equity and return on average assets were 19.37% and 1.43%, respectively, for the six months ended June 30, 1998, compared to 18.01% and 1.56%, respectively, for the same period of the prior year.

     The Company's net interest margin averaged 4.37% for the three months ended June 30, 1998, lower than the 4.55% net interest margin reported for the second quarter of 1997. The decline in the net interest margin is primarily due to the softening of commercial and commercial real estate loan demand in several of the Company's market areas, causing the Company to invest more of its funds into lower yielding short-term assets. A decline in the Company's residential real estate loan portfolio also contributed to lowering the margin. This decline was caused by a high level of refinancings of residential real estate loans in the first six months of 1998 which were sold in the secondary market. The net interest margin has stabilized, evidenced by a slight increase in the margin for the month of June of 4.42%. An increase in loan volume and a decline in portfolio residential refinancings contributed to this increase.




     The Company continues to focus its efforts to increase its fee-based income. Non-interest income for the second quarter of 1998 was $20.7 million, an increase of $6.7 million or 48% from the $14.0 million reported for the same quarter of 1997. Non-interest income represented 32% of total revenues during the second quarter of 1998, compared with 16% for the quarter beginning the Company's 1995 fee income initiative.

     The significant increase in non-interest income was primarily due to the Company's mortgage banking activities, brokerage commission revenues, fees from its medical and dental financing business, and the one-time legal settlement. Mortgage banking generated revenues of $5.5 million in the second quarter of 1998, compared to $3.1 million in the same period of 1997, primarily due to increased sales volume. Mortgage loan sales exceeded $183 million in the second quarter of 1998, compared to $84 million for this second quarter of 1997. The Company's second quarter brokerage commission revenues increased 58% over the same period of the prior year from $1.7 million to $2.6 million. The increase in fees is primarily due to an increase in the number of independent registered representatives since the second quarter of 1997, and from increased production from those representatives recruited in 1996 and 1997. The Company's medical and dental financing business provides equipment leasing and other forms of specialized lending to health care professionals on a national basis. Net revenues from this business generated approximately $4.7 million in the second quarter of 1998 compared to $2.5 million for the same period in 1997 due to increased sales volume and improved profit margins.

     Asset quality ratios continue to demonstrate strong credit quality, with the ratio of non-accrual loans to total loans of .37% and the ratio of non-performing loans to total loans of .39%, as compared with .40% and .42%, respectively, at June 30, 1997. At the end of the second quarter, the Company's allowance for credit losses was 292% of total non-performing loans and annualized net charge-offs were .15% of total average loans, compared with 250% at June 30, 1997 and .21% annualized for 1997, respectively.

     "We are very pleased with the second quarter's financial performance. In light of the current interest rate environment and the intense competition in the banking sector, the Company's strategy to diversify its business lines and to increase non-interest income is having positive effects," stated Edward J. Reiter, Chairman and Chief Executive Officer of Mid Am, Inc. "We look to continue to enhance the value of the Company through growth in our existing fee-based financial services, as well as exploring new opportunities."

     At June 30, 1998, the Company had total assets of $2.3 billion, total deposits of $1.8 billion, total loans of $1.6 billion, and total shareholders' equity of $163 million. The Company's total risk-based capital ratio and leverage ratio were 12.63% and 7.96%, respectively, at June 30, 1998. The Company's market capitalization at June 30, 1998 was $590 million.

     On May 21, 1998, Mid Am, Inc. announced a merger of equals transaction with Citizens Bancshares, Inc., which will result in a high performance super-community banking organization with over $4 billion in assets and 144 branches throughout Ohio, Michigan, West Virginia, and Pennsylvania. The transaction, which is to be accounted for as a pooling-of-interests, is expected to close in October, 1998.







     Mid Am, Inc. is a diversified financial services holding company headquartered in Bowling Green, Ohio. The Company's banking affiliates include Mid American National Bank and Trust Company, Toledo, Ohio; First National Bank Northwest Ohio, Bryan, Ohio; American Community Bank, N.A., Lima, Ohio; AmeriFirst Bank, N.A., Xenia, Ohio; and Adrian State Bank,
Adrian, Michigan.  The Company's financial service affiliates include
Mid Am Recovery Services, Inc., Clearwater, Florida; MFI Investment Corp, Bryan, Ohio; Mid Am Credit Corp., Columbus, Ohio; Mid Am Private Trust, N.A., Cincinnati, Ohio; Mid Am Financial Services, Inc., Carmel, Indiana; Simplicity Mortgage Consultants, Marion, Indiana; Mid Am Title Insurance Agency, Inc., Adrian, Michigan; and Mid Am Information Services, Inc., Bowling Green, Ohio.

*****

     The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

*****




































MID AM, INC.

STATEMENT OF EARNINGS (unaudited)

                                 For Three Months Ended
                                         June 30,       Percent
(Dollars in thousands)              1998         1997    Change

Interest income                   $44,130      $42,398     4.1
Interest expense                   21,624       20,062     7.8

Net interest income                22,506       22,336     0.8
Provision for credit losses         1,433          874    64.0

Net interest income after
  provision for credit losses      21,073       21,462    (1.8)

Non-interest income
Trust fees                            695          499    39.3
Service charges on
  deposit accounts                  2,091        2,136    (2.1)
Mortgage banking                    5,518        3,142    75.6
Brokerage commissions               2,618        1,661    57.6
Collection agency fees              1,184        1,322   (10.4)
Net gains on sales
  of securities                         7           78   (91.0)
Net gains on sales of loans at
  commercial financing affiliate    4,715        2,527    86.6
Other income                        3,854        2,601    48.2
Total non-interest income          20,682       13,966    48.1

Non-interest expense
Salaries and employee benefits     15,454       12,879    20.0
Net occupancy expense               1,454        1,393     4.4
Equipment expense                   2,432        2,255     7.8
Other expenses                     10,430        8,311    25.5
Total non-interest expense         29,770       24,838    19.9

Income before income taxes         11,985       10,590    13.2
Applicable income taxes             3,539        3,427     3.3

Net income                        $ 8,446      $ 7,163    17.9

Net income available to
  common shareholders             $ 8,446      $ 6,974    21.1















MID AM, INC.

FINANCIAL SUMMARY (unaudited)

                                 For Three Months Ended
(Dollars in thousands,                   June 30,       Percent
  except per share data)            1998         1997    Change

Earnings per common share:
  Basic                             $0.36        $0.30    20.0
  Diluted                            0.35         0.28    25.0

Cash dividend paid per
  common share                      $0.16        $0.145   10.3

Shares outstanding:
  Average basic                23,377,000   23,536,000     ---
  Average diluted              23,918,000   25,475,000     ---


PERFORMANCE RATIOS
Net interest spread (FTE)            3.78         3.96     ---
Net interest margin (FTE)            4.37         4.55     ---
Return on average common
  shareholders' equity              20.92        16.60     ---
Return on average total
  shareholders' equity              20.92        15.57     ---
Return on average total assets       1.50         1.33     ---

Average Balances for Three
  Months Ended June 30
Total assets                   $2,260,231   $2,159,032     4.7
Loans, net of unearned income   1,629,863    1,606,781     1.4
Loans held for sale                14,815        7,696    92.5
Total deposits                  1,791,449    1,735,948     3.2
Common shareholders' equity       161,972      168,473    (3.9)
Total shareholders' equity        161,972      184,535   (12.2)























MID AM, INC.

STATEMENT OF EARNINGS (unaudited)

                                  For Six Months Ended
                                        June 30,        Percent
(Dollars in thousands)             1998         1997     Change

Interest income                  $ 87,538     $ 83,942     4.3
Interest expense                   42,508       39,661     7.2

Net interest income                45,030       44,281     1.7
Provision for credit losses         2,450        2,759   (11.2)

Net interest income after
  provision for credit losses      42,580       41,522     2.5

Non-interest income
Trust fees                          1,283          880    45.8
Service charges on
  deposit accounts                  4,197        4,030     4.1
Mortgage banking                   11,346        5,712    98.6
Brokerage commissions               4,841        3,141    54.1
Collection agency fees              2,581        2,564     0.7
Net gains (losses) on
  sales of securities                 105         (648)    N/A
Net gains on sales of loans at
  commercial financing affiliate    8,865        4,716    88.0
Other income                        6,098       13,489   (54.8)
Total non-interest income          39,316       33,884    16.0

Non-interest expense
Salaries and employee benefits     31,166       26,675    16.8
Net occupancy expense               2,883        2,765     4.3
Equipment expense                   4,776        4,263    12.0
Other expenses                     19,869       16,336    21.6
Total non-interest expense         58,694       50,039    17.3

Income before income taxes         23,202       25,367    (8.5)
Applicable income taxes             7,313        8,637   (15.3)

Net income                        $15,889      $16,730    (5.0)

Net income available to
  common shareholders             $15,889      $16,125    (1.5)















MID AM, INC.

FINANCIAL SUMMARY (unaudited)

                                   For Six Months Ended
(Dollars in thousands,                   June 30,       Percent
  except per share data)            1998         1997    Change

Earnings per common share:
  Basic                             $0.67        $0.69    (2.9)
  Diluted                            0.66         0.65     1.5

Cash dividend paid per
  common share                      $0.32        $0.29    10.3

Shares outstanding:
  Average basic                23,567,000   23,309,000     ---
  Average diluted              24,128,000   25,728,000     ---


PERFORMANCE RATIOS
Net interest spread (FTE)            3.84         3.95     ---
Net interest margin (FTE)            4.44         4.52     ---
Return on average common
  shareholders' equity              19.37        19.51     ---
Return on average total
  shareholders' equity              19.37        18.01     ---
Return on average total assets       1.43         1.56     ---

Average Balances for Six
  Months Ended June 30
Total assets                   $2,237,636   $2,162,499     3.5
Loans, net of unearned income   1,626,995    1,595,645     2.0
Loans held for sale                17,021        6,276   171.2
Total deposits                  1,777,012    1,756,490     1.2
Common shareholders' equity       165,437      166,679    (0.7)
Total shareholders' equity        165,437      187,376   (11.7)




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